EXHIBIT 16

Harvey S. Weingard, C.P.A.
2 Southport Ln. Unit B
Boynton Beach, FL 33436

March 16, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

I have read Item 4 of the Form 8-K Current Report dated March 16, 2005 of The Furia Organization, Inc. and I am in agreement with the statements contained in the first, second and third paragraphs of that Item. We have no basis to agree or disagree with any other statements of The Furia Organization, Inc. contained therein.

Very truly yours,

Harvey Weingard, C.P.A.

/s/ Harvey Weingard, C.P.A.